Exhibit 5.1

DLA Piper LLP (US) 2000 University Avenue East Palo Alto, CA 94303-2214 www.dlapiper.com T 1 650 833 2000

January 25, 2021

ON24, Inc.

50 Beale Street, 8th Floor

San Francisco, CA 94105

Re: Registration Statement on Form S-1 (File No. 333-251967)

Ladies and Gentlemen:

We have acted as counsel to ON24, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on January 8, 2021 (File No. 333-251967) (as amended, the “Registration Statement”), relating to an underwritten public offering of up to 9,891,123 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”), which consists of 7,605,935 Shares to be sold by the Company (including up to 1,290,146 Shares that may be sold by the Company pursuant to the exercise of an option to purchase additional Shares granted to the underwriters) (the “Company Shares”) and (ii) 2,285,188 Shares to be sold by the selling stockholders identified in such Registration Statement (the “Selling Stockholder Shares”).

This opinion is being furnished in accordance with the requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. As to matters of fact relevant to our opinion set forth below, we have relied, without independent investigation, on certificates of public officials and of officers of the Company. We express no opinion concerning any law other than the laws of the State of Delaware.

On the basis of the foregoing, we are of the opinion that:

1.

When the Company Shares are issued and paid for in accordance with the terms of the underwriting agreement, substantially in the form filed as Exhibit 1.1 to the Registration Statement, they will be validly issued, fully paid and nonassessable.

2.	The Selling Stockholder Shares are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Validity of Common Stock” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, or the Registration Statement. This opinion is rendered as of the date hereof, and we assume no obligation to advise you of any fact, circumstance, event or development that may hereafter be brought to our attention whether or not such occurrence would alter, affect or modify the opinion expressed herein.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)